DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Executes Letter of Intent for
Acquisition of Gastrotech Pharma

Acquisition Bolsters Biotherapeutics Pipeline

Miami, FL. November 2, 2005 - DOR BioPharma, Inc. (AMEX: DOR) (“DOR” or the “Company”), announced today that it has signed a binding letter of intent to acquire Gastrotech Pharma A/S (“Gastrotech”), a private Danish biotechnology company based in Copenhagen, Denmark. Gastrotech develops therapeutics based on peptide hormones to treat cancer and gastrointestinal (GI) diseases and conditions. Gastrotech was founded on technology developed at the Sahlgrenska University Hospital in Sweden which is known as the development cradle of Growth Hormone and IGF-1 research.

Following the close of this acquisition, DOR’s pipeline will be bolstered by the addition of two Phase 2 programs: GTP-010, an analogue of glucagon-like peptide-1 (“GLP-1”), and GTP-200, Gastrotech’s wild type ghrelin compound, a naturally occurring peptide hormone produced in the stomach to stimulate appetite.

GTP-010 is being studied in collaboration with Eli Lilly in a Phase 2, double-blinded, placebo-controlled trial for the treatment of pain associated with irritable bowel syndrome (“IBS”). The product also has application in the treatment of functional dyspepsia. GLP-1 has been shown to reduce the gastrointestinal contractions associated with IBS and other GI disorders.

Preclinical and clinical studies have demonstrated GTP-200’s positive effect on regulation of appetite, food intake, and metabolism. Cancer cachexia is estimated to be a $4 billion market and an unmet medical need affecting 50% of all cancer patients and fatal in 40% of patients.  GTP-200 completed patient treatment in a Phase 1/2 clinical trial for the treatment of cancer cachexia in September 2005. Results from this study will be available later this quarter. GTP-200 is also being evaluated for the treatment of gastrectomized patients as well as for several other indications.

 In connection with the closing of this acquisition, DOR will issue the stockholders of Gastrotech $9 million in shares of DOR common stock priced at the 10-day volume weighted average price immediately prior to the close of the transaction. In no event will DOR issue less than 20 million or more than 30 million shares of its common stock to Gastrotech’s shareholders. This corresponds to a price collar on the transaction of between $0.30 and $0.45 per share of DOR. In addition, DOR will pay Gastrotech shareholders another $30 million in cash or stock upon the occurrence of a series of developmental, regulatory and commercial milestones, $20 million of which are payable in connection with first product sales of $50 million and $200 million in any calendar year.

The companies intend that the acquisition would include the transfer to DOR of Gastrotech’s ongoing clinical programs as well as all intellectual property and facilities. This acquisition will be concluded pursuant to the execution of definitive documents and must be approved by a majority of DOR BioPharma’s shareholders. BIO-IB LLC, a New York based healthcare investment banking boutique, acted as financial advisor to DOR BioPharma.

Pursuant to the acquisition, DOR intends to maintain an office in Copenhagen, Denmark which will oversee current and planned clinical development efforts of the combined company in Europe. At a later stage, DOR may apply for listing on the Copenhagen Stock Exchange and maintain a dual listing in Denmark and the United States. DOR will file a registration statement covering the new shares issued to Gastrotech after the acquisition is completed. Nordic Biotech, a venture capital firm based in Copenhagen and focused on biotechnology companies in the Nordic region, is Gastrotech’s largest investor and will be subject to a staged lockup period in connection with new DOR shares that it will own.

“We view this acquisition as synergistic with our orBec® program,” stated Michael T. Sember, President and Chief Executive Officer of DOR. “This acquisition will deepen our product pipeline and fortify DOR’s focus on cancer/GI disease research through the acquisition of two clinical-stage programs that are complementary to orBec®. This will enable us to eventually launch other GI focused cancer products as a follow-up to our anticipated orBec® launch. Gastrotech’s senior management team will assume an active role at DOR, contributing valuable clinical and regulatory expertise to the DOR team, as we advance these programs towards commercialization. With regard to GTP-200, we view appetite stimulation through supplemental ghrelin hormone therapy to be a logical approach to the treatment of cancer cachexia. We believe that the combination of DOR and Gastrotech will increase our profile in the investment community and establish us as a formidable presence in the GI/cancer arena.”

In connection with the acquisition, Hans Schambye, M.D., Ph.D., currently Chief Executive Officer of Gastrotech will become the Chief Operating Office of DOR. Dr. Schambye commented, “We are excited to be joining forces with DOR. Our pipelines complement each other well and the combined company will have drugs in every stage of clinical development. orBec® is an appealing product, which addresses a significant unmet medical need. We are impressed with the data package on orBec® and look forward to working on this and DOR’s other programs.”

Gastrotech’s Chairman, Professor Olle Isaksson, M.D., Chairman of the Endocrine Department at Gothenburg University added, “I believe Gastrotech has what it takes to develop successfully as an independent company, but being acquired by DOR is a good alternative. The combined company will be stronger than each separate entity and will have a deep, clinical stage pipeline.”

About GTP-200

GTP-200 is based on ghrelin, a naturally occurring peptide hormone with many important physiological activities, including stimulation of growth hormone secretion, induction of appetite and modification of metabolism. Ghrelin is primarily produced in the stomach and is an extremely potent inducer of appetite and food intake. We intend to take advantage of these properties and plan to develop GTP-200 for the treatment of a number of diseases, including cancer cachexia.

About Cancer Cachexia

Cancer cachexia is a serious condition characterized by abnormal weight loss, weakness and general bodily decline that occurs in many cancer patients. The condition is a significant factor in the poor performance and high mortality rate of cancer patients. Cachectic patients have worse outcomes from surgery, chemotherapy and radiation therapy. No specific treatment is available for cancer cachexia which affects around 1 million patients in the US and Europe at any given time.

About Irritable Bowel Syndrome

Irritable bowel syndrome (IBS) is a chronic, relapsing functional bowel disorder characterized by symptoms of pain or discomfort in the digestive tract or abdominal wall and abnormality of bowel habit. IBS affects more than 80 million people worldwide and pain is among the most dominant symptoms in these patients. More than three million patients are estimated to have frequent, severe pain attacks but no treatment is currently available for these attacks.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of therapeutic products and biomedical countermeasures for areas of unmet medical need. Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of intestinal Graft-versus-Host disease (iGVHD), a common serious complication of bone marrow transplantation for cancer, as well as other GI disorders characterized by severe inflammation. We plan to file a new drug application (NDA) with the FDA for orBec® for the treatment of iGVHD in early 2006.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the paradigm established by the recently enacted Project BioShield Act of 2004. Our biodefense products in development are bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin, both of which are considered serious bioterrorism threats. Our ricin toxin vaccine, RiVaxTM, has completed the clinical portion of its Phase I clinical trial in normal volunteers. We have also announced the initiation of a new botulinum toxin therapeutic development program based on rational drug design.
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For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of iGVHD and the prospects for regulatory filings for orBec®. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange (“AMEX”) by completing a transaction which will provide it with shareholders’ equity of at least $6 million prior to a date set by AMEX for a hearing regarding the continued listing on AMEX of Dor BioPharma’s common stock, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for iGVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR BioPharma expects or may never gain approval; Dor BioPharma is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. Dor BioPharma’s business strategy has been revised to include the issuance of its securities to acquire companies or assets. Dor BioPharma presently is involved in negotiations which could result in the issuance of a significant number of shares of its equity securities, thereby diluting the equity interests of present stockholders. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383
www.dorbiopharma.com